UNITED STATES
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Northstar Neuroscience, Inc.
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RA Capital Biotech Fund, L.P.
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On July 14, 2008, RA Capital Biotech Fund, L.P. issued the following press release.
FOR IMMEDIATE RELEASE
RA CAPITAL BIOTECH FUND, LP URGES BOARD OF NORTHSTAR NEUROSCIENCE, INC. TO MAXIMIZE VALUE TO SHAREHOLDERS BY REDUCING EXPENSES AND EITHER FINDING A BUYER OR MAKING A CASH DISTRIBUTION
BOSTON — July 14, 2008 — RA Capital Biotech Fund, LP today announced that it has sent the Board of Directors of Northstar Neuroscience, Inc. (NASDAQ: NSTR) a letter urging that, to maximize shareholder value, they reduce operating expenses immediately and either find a buyer or make a cash distribution. The text of the letter sent to the Northstar Board of Directors follows.
July 14, 2008
Board of Directors C/o Alan Levy, Ph.D., Chairman of the Board
Northstar Neuroscience, Inc.
2401 Fourth Avenue, Suite 300
Seattle, Washington 98121
Dear Members of the Board of Directors:
We are one of the largest stockholders of Northstar Neuroscience, Inc. (the “Company”), holding approximately 2,509,600 shares of the Company’s outstanding common stock. We are writing in response to the Company’s July 8, 2008 press release publicly announcing that the Board of Directors of the Company (the “Board”) rejected the offer previously made by Tang Capital Partners, LP (“Tang Capital”) to purchase all of the issued and outstanding capital stock of the Company at a price of $2.25 per share. The Company’s press release stated that the Board rejected the offer by Tang Capital because it was not in the best interests of all of the Company’s stockholders and that the Company would continue to work with Leerink Swann, the Company’s financial advisor, to evaluate strategic alternatives.
We were very surprised at the manner in which the Board summarily rejected the offer by Tang Capital. At a minimum we would have expected that the Board would have entertained negotiations with Tang Capital concerning its offer in an effort to reach agreement on a transaction that would have been mutually satisfactory and in the best interests of all stockholders of the Company.
Since the Company announced in January 2008 negative results in connection with its clinical program for the treatment of stroke survivors, the Company’s stock has been trading at a substantial discount from its cash balance per share. Moreover, the Company is burning cash at an alarming rate. Based on publicly available information and our own internal analysis, we estimate that the cash burn rate over the next twelve months will be approximately at least $0.80 per share. Effectively, the estimated net cash per share of the Company’s stock in twelve months would be less than the closing price per share of $1.88 on July 11, 2008. Given that the Company has in the last 6 months traded at substantial discounts from its net cash balance per share, there is no reason to believe, in the absence of some alternative, that the stock is not going to trade down from its current level by significantly more than $0.80 per share. We feel strongly that following this course of action is indefensible and the Board would be acting in an irresponsible manner if it allowed this to happen.
For these reasons, we urge the Company and the Board to reconsider its position and re-engage in discussions with Tang Capital with the objective of structuring a transaction that would be in the best interests of all of the stockholders of the Company. Alternatively, the Company and the Board should be exploring whether there could be other third parties willing to pay more than $2.25 per share.
Since the process of finding a buyer may take some time, we propose that the Board take immediate steps to cut down the cash burn rate of the Company. The Company should immediately cease substantially all of its operations and layoff most of its employees, except for those few employees necessary to find a buyer for the Company and its remaining assets and to complete a transaction with such buyer. We would expect that the layoff would be accomplished in a responsible manner with appropriate severance paid to the Company’s employees. The Company should also immediately commence efforts to sublease its current facilities in Seattle, Washington. We propose that the Company spend no more than $8,000,000 while the Company pursues a buyout or some other alternative. This will preserve most of the cash balance of the Company and should eliminate or significantly narrow the current discount to net cash at which the Company’s stock is trading.
By reducing the cash burn rate in the manner contemplated above, we estimate that net cash of at least approximately $2.40 per share could be preserved. This amount would ultimately be made available to the Company’s stockholders as part of the purchase price per share paid by a buyer in a buyout of the Company. If the Company is for whatever reason unable to find a buyer, then the Company would still have the option of liquidating and making a liquidating distribution to its stockholders of an amount equal to the net cash per share so preserved. A payment of approximately $2.40 per share to stockholders (whether in a buyout or upon liquidation) represents a 28% premium to the Company’s closing price per share of $1.88 on July 11, 2008 and a 60% premium to the Company’s closing price on July 1, 2008 just prior to Tang Capital’s offer to purchase the Company. This would clearly be in the best interests of the stockholders of the Company in light of the prices at which the Company’s stock has been trading since January 2008.
Another alternative that the Board should consider to maximize stockholder value would be to pay a cash distribution to the Company’s stockholders of approximately $2.40 per share immediately and retain approximately $8,000,000 to cover all of its ongoing expenses, including the costs of the layoff, paying off all accrued payables and expenses, covering the costs of its ongoing clinical trial and paying the salary and benefits of a few employees to oversee the Company’s efforts to find a buyer or partner for the Company’s technology. If the Company is able to find a buyer or partner for its technology and other assets, then the Company would do a liquidating distribution of any consideration received by the Company from such buyer or partner.
Regardless of which alternative the Board ultimately selects, we could not be more emphatic about the fact that now is not the time for half-measures. We do not view a minor reduction of expenses as an adequate response by the Board to the Company’s current situation. Action must be swift, before the current cash is further eroded. Were the Board to reject our proposal on the basis that the cash would best be invested in the continued development of the Company’s technology, we would view such claims as utterly at odds with management’s inability over the last 6 months to support a positive enterprise value. For nearly 6 months, the market has valued the Company’s stock at one of the largest discounts to net cash we have ever seen. This has not been the case of a brief failure of investors to recognize the hidden value of the technology and development program; such misunderstandings last maybe a few days, weeks, or even a couple of months. But for a stock to trade hundreds of thousands of shares each day for nearly 6 months at such a discount sends a very clear message. The message that the market has delivered is that the enterprise has a negative value that is subtracted from the value of the cash. The only solutions we see are to take all steps required to preserve as much of the Company’s cash as possible and (1) to engage in a buyout transaction that results in payment to the stockholders of at least the net cash value per share, (2) to liquidate the company if it is unable to find a buyer and return to the Company’s stockholders most of the current cash balance, as well as any additional cash that the Company can raise by monetizing any remaining assets through sale or partnership so that their residual value may also be returned to shareholders, or (3) to pay a $2.40 per share cash distribution immediately and work to find a buyer or partner for the Company’s technology and other remaining assets so that additional consideration can be made available to the Company’s stockholders from such sale or partnering transaction.
The Board has a fiduciary duty to act in the best interest of the Company and its shareholders. Under the circumstances, time is of the essence. In order to act in the best interest of the Company and the shareholders, it is not sufficient to continue on the current path. The Board should immediately consider the types of actions that we have outlined. If the Board takes such decisive action, it will have our support and we fully expect that of other holders. If the Board fails to act and continues to squander the Company’s resources, it should expect to be held fully accountable.
We would welcome the opportunity to review our analysis with the Board in greater detail.
If the Board wishes to avail itself of this invitation, please contact Amanda Daniels at adaniels@racap.com, 617-778-2509.

Sincerely,
RA Capital Biotech Fund, LP
by: RA Capital Management, LLC, its general partner
Peter Kolchinsky
Managing Member
* * * *
ABOUT RA CAPITAL BIOTECH FUND, LP
RA Capital Biotech Fund, LP is an investment fund that focuses on the life sciences industry. RA Capital Biotech Fund, LP and another fund managed by RA Capital Management, LLC combined currently own approximately 9.6% of the outstanding common stock of Northstar Neuroscience, Inc.
Important Information
This press release is for informational purposes only and is not an offer or solicitation relating to the proposals made by RA Capital Management, LLC. If Northstar elects to implement one or more transactions in response to the proposals made by RA Capital Management, LLC, Northstar may be required to file with the SEC a proxy statement and other documents in connection with the proposed transaction or transactions. The definitive proxy statement would be mailed to shareholders of Northstar. INVESTORS AND SECURITY HOLDERS OF NORTHSTAR ARE URGED TO READ ANY PROXY STATEMENT FILED WITH THE SEC CAREFULLY IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION OR TRANSACTIONS. Investors and security holders will be able to obtain free copies of the proxy statement (if and when available) and other relevant documents filed with the SEC by Northstar through the Web site maintained by the SEC at http://www.sec.gov. It is anticipated that free copies of the proxy statement (if and when available) and other documents filed with the SEC would also be available from Northstar.
RA Capital Management, LLC, Richard H. Aldrich, Peter Kolchinsky, RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P. may be deemed to be participants in any solicitation in connection with the proposals made by RA Capital Management, LLC. Information about them and their beneficial ownership of shares of Northstar may be obtained from a Schedule 13D filed with the SEC by them in respect to Northstar, as the same may be amended.
If Northstar implements any transaction or transactions in response to the proposals of RA Capital Management, LLC described herein, such transaction or transactions would require the approval of the Northstar’s Board of Directors and may require the approval of two-thirds of Northstar’s shareholders as required by applicable law. There are significant risks and uncertainties as to whether any such transaction or transactions that Northstar decides to implement would be completed on the proposed terms, or at all. RA Capital Management, LLC undertakes no duty or obligation to update any statements contained in this release as a result of new information, future events or changes in its expectations.